As filed with the Securities and Exchange Commission on September ^ 30, 1996.
                            Registration No. 33-85998

------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                        POST-EFFECTIVE AMENDMENT NO. ^ 4

                                       TO
                       REGISTRATION STATEMENT ON FORM SB-2
                                       ON
                                    FORM S-3
                                      Under
                           THE SECURITIES ACT OF 1933


                    GLOBAL TELECOMMUNICATION SOLUTIONS, INC.
             -----------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)

               Delaware                               13-3698386
       ------------------------        ---------------------------------------
       (State of Incorporation)        (I.R.S. Employer Identification Number)

                                 40 Elmont Road
                             Elmont, New York 11003
                                 (516) 326-1940
          (Address and telephone number of principal executive offices)

                                  Shelly Finkel
                              Chairman of the Board
                    Global Telecommunication Solutions, Inc.
                                 40 Elmont Road
                             Elmont, New York 11003
                                 (516) 326-1940
            (Name, address and telephone number of agent for service)

                                   Copies to:

                             David Alan Miller, Esq.
                            Graubard Mollen & Miller
                                600 Third Avenue
                            New York, New York 10016
                                 (212) 818-8800
                            (212) 818-8881 - Telecopy

       Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

       If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

       If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: |X|

       If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

       If this form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

       If delivery of the  prospectus  is expected  to be  made pursuant to Rule
434, please check the following box.   |_|

                    GLOBAL TELECOMMUNICATION SOLUTIONS, INC.

                              ---------------------
                              CROSS REFERENCE SHEET
                              ---------------------




Form S-3                                          Caption or Location
Item Number and Heading                           in Prospectus
-----------------------                           ----------------------------

1.   Forepart of the Registration Statement and   Outside Front Cover Page
     Outside Front Cover Page of Prospectus

2.   Inside Front and Outside Back Cover          Inside Front Cover Page
     Pages of Prospectus

3.   Summary Information and Risk Factors         Prospectus Summary;
                                                  Risk Factors

4.   Use of Proceeds                              Use of Proceeds

5.   Determination of Offering Price              Outside Front Cover Page;
                                                  Selling Securityholders;
                                                  Plan of Distribution

6.   Dilution                                     Not Applicable

7.   Selling Security Holders                     Selling Securityholders;
                                                  Plan of Distribution

8.   Plan of Distribution                         Outside Front Cover Page;
                                                  Selling Securityholders;
                                                  Plan of Distribution

9.  Description of Securities to be Registered    Not Applicable

10. Interest of Named Experts and Counsel         Experts

11. Material Changes                              Prospectus Summary

12. Incorporation of Certain Information          Incorporation of Certain
    by Reference                                  Documents by Reference

13. Disclosure of Commission Position             Selling Securityholders
    on Indemnification for Securities
    Act Liabilities

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                              SUBJECT TO COMPLETION
                PRELIMINARY PROSPECTUS DATED SEPTEMBER ^ 30, 1996

PROSPECTUS
                    GLOBAL TELECOMMUNICATION SOLUTIONS, INC.

                      3,241,678 Shares of Common Stock and
                383,000 Redeemable Common Stock Purchase Warrants

        This Prospectus relates to the issuance by Global Telecommunication Solutions, Inc. ("Company") of up to 2,941,678 shares of Common Stock, par value $.01 per share, upon the exercise of outstanding Redeemable Common Stock Purchase Warrants ("Warrants"). Each Warrant entitles the holder thereof to purchase one share of Common Stock for $4.00, subject to adjustment in certain circumstances, at any time through and including December 14, 1999. The Warrants are redeemable by the Company, with the consent of Whale Securities Co., L.P., the underwriter ("Whale" or "Underwriter") of its initial public offering ("IPO") consummated in December 1994, upon notice of not less than 30 days, at a price of $.10 per Warrant, provided the closing bid quotation of the Common Stock on all 20 trading days ending on the third day prior to the day on which the Company gives notice has been at least 187.5% of the then effective exercise price of the Warrants (currently $7.50, subject to adjustment). See "Description of Securities."

        This Prospectus also relates to the offer and sale by (i) Mr. Norton Herrick ("Herrick") of up to 233,000 of the aforementioned Warrants ("Herrick's Warrants") and (ii) the Underwriter and its designees of up to 150,000 shares of Common Stock ("Underwriter's Stock") and 150,000 Warrants ("Underwriter's Warrants") issuable to the Underwriter and its designees upon exercise of a certain option ("Underwriter's Option") granted to the Underwriter in connection with the IPO. The Underwriter's Option is exercisable at any time through December 14, 1999 to purchase each share of Common Stock for $8.05 and/or each Underwriter's Warrant for $.161. Herrick and the Underwriter and its designees will be referred to herein as the "Selling Securityholders" and Herrick's
Warrants, the Underwriter's Stock and the Underwriter's Warrants will be collectively referred to herein as the "Selling Securityholders' Securities."

        This Prospectus also relates to the issuance by the Company of up to 150,000 shares of Common Stock upon the exercise of the Underwriter's Warrants.

        The Company will not derive any proceeds from the sale by the Selling Securityholders of any of the Selling Securityholders' Securities. See "Selling Securityholders." The Company will derive net proceeds of approximately $11,700,000 upon exercise of all of the Warrants, including Herrick's Warrants and the Underwriter's Warrants, after payment of costs of this offering ($50,000) and the 5% warrant solicitation fee payable to the Underwriter ($618,336, assuming that such fee is payable with respect to all such Warrants). Additionally, the Company will receive $1,231,650 upon exercise, in full, of the Underwriter's Option. All proceeds derived by the Company will be used for working capital and general corporate purposes.

        The principal market for trading of the Common Stock and the Warrants is the Nasdaq SmallCap Market under the symbols GTST and GTSTW, respectively. On September ^ 26, 1996, the last sale price for the Common Stock was ^ $2.75 and for the Warrants was ^ $1.125 as reported by the Nasdaq SmallCap Market. The Common Stock and the Warrants also are listed on the Boston Stock Exchange under the symbols GTL and GTLW, respectively.

          THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 10.


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is ___________, 1996.

No person is authorized in connection with any offering made hereby to give any information or to make any representation not contained in this Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the Common Stock offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any date subsequent to the date hereof.

                                TABLE OF CONTENTS
                                                                         Page
                                                                         ----
TABLE OF CONTENTS........................................................  2
AVAILABLE INFORMATION....................................................  2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..........................  3
PROSPECTUS SUMMARY.......................................................  4
RISK FACTORS............................................................. 10
USE OF PROCEEDS.......................................................... 17
SELLING SECURITYHOLDERS.................................................. 17
PLAN OF DISTRIBUTION..................................................... 19
LEGAL MATTERS............................................................ 20
EXPERTS.................................................................. 20

                              AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Copies of such information, reports, proxy statements and other information filed by the Company under the Exchange Act may be examined without charge at the public reference facilities of the Commission, Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following Regional
Offices:  7 World Trade  Center,  Suite  1300,  New York,  New York  10048;  and
Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611. Copies also can be obtained at prescribed rates from the Commission's Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, all reports filed by the Company via the Commission's Electronic Data Gathering and Retrieval System (EDGAR) can be obtained from the Commission's Internet Web Site located at http://www.sec.gov. The Common Stock and the Warrants are traded on the Nasdaq SmallCap Market (Symbols: GTST and GTSTW), and such reports, proxy statements and other information concerning the Company also can be inspected at the offices of the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006. The Common Stock and Warrants also are listed on the Boston Stock Exchange (Symbols GTL and GTLW) and information concerning the Company can be inspected and copied at the Boston Stock Exchange, Inc., One Boston Place, Boston, Massachusetts 02108.

        This Prospectus constitutes a part of a Registration Statement on Form S-3 filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), as Post-Effective Amendment No. 3 to the Company's Registration Statement on Form SB-2 (No.33-85998) (herein, together with all amendments and exhibits, referred to as the "Registration Statement"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and its Common Stock and Warrants, reference is hereby made to the Registration Statement. Statements contained herein concerning the provisions of any document are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents, which are on file with the Commission (Exchange Act File No. 1-13478) are incorporated in this Prospectus by reference and made a part hereof:

        (a) Annual Report on Form 10-KSB of the Company for the year ended December 31, 1995 and amendment thereto on Form 10-KSB/A, filed with the Commission on September 6, 1996;

        (b) Current Report of the Company on Form 8-K for merger, filed with the Commission on March 15, 1996, and amendments thereto on Form 8-K/A, filed with the Commission on May 10, 1996 and September 6, 1996, respectively;

        (c) Quarterly Report on Form 10-QSB of the Company for the ^quarter ended March 31, 1996 and amendment thereto on Form 10-QSB/A, filed with the Commission on September 6, 1996;

        (d) Quarterly Report on Form 10-QSB of the Company for the ^quarter ended June 30, 1996 and amendment thereto on Form 10-QSB/A, filed with the Commission on September 27, 1996; and

        (e)   Proxy Statement dated July 11, 1996.

        The Company's Registration Statement on Form 8-A (which contains descriptions of the Company's Common Stock and Warrants), which was declared effective by the Commission on December 14, 1994, is also incorporated in this Prospectus by reference and made a part hereof.

        All  documents  filed by the  Company  with the  Commission  pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this Offering shall be deemed to be incorporated by reference in this Prospectus and shall be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference in this Prospectus and filed with the Commission prior to the date of this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Written or telephone requests should be directed to the Company at 40 Elmont Road, Elmont, New York 11003,
Attention:  Investor Relations (telephone number: (516) 326-1940).

                               PROSPECTUS SUMMARY

        The information set forth below is qualified in its entirety by the information set forth in those documents incorporated herein by reference. Certain of the information contained in this summary and elsewhere in this Prospectus are forward-looking statements. For a discussion of important factors that could cause actual results to differ materially from the forward-looking statements, see "Risk Factors."

                                   The Company

General

        Global Telecommunication Solutions, Inc. and its subsidiaries ("Company" or "GTS") design, develop and market prepaid phone cards featuring licensed, promotional and standard graphics. The Company markets its prepaid phone cards as a convenient alternative to credit calling cards and conventional coin or collect long distance calls. The Company also provides card user access to long distance service through its switching facilities and long distance network arrangements. The Company's phone cards are designed to promote a high level of consumer awareness and appeal by combining creative graphic designs and widely-recognized concepts, characters and/or images with long distance service features and ancillary advertising and promotional benefits, such as broadcast messaging, voice mail, foreign language instruction, customized information and advertising, celebrity and character voices and customized greetings.

Recent Events

        Acquisition of Global Link

        The Company acquired Global Link Teleco Corporation ("Global Link") by merging (the "Merger") the Company's wholly-owned subsidiary, Link Acquisition Corp., with and into Global Link, with Global Link surviving the Merger as a wholly-owned subsidiary of the Company. The Merger was effective March 1, 1996. The purchase price paid for Global Link was approximately $11,500,000. Global Link is engaged in the marketing and selling of prepaid phone cards through its retail phone centers in the New York City metropolitan area and in South Miami Beach, Florida, and a diverse wholesale distribution network.

        Global Link markets its prepaid phone cards through various wholesale distributors and retailers, including supermarkets, convenience stores, travel agents and tour wholesalers, to consumers seeking economical and convenient long distance services and to international travelers for use in the United States and abroad. Global Link also markets its prepaid phone cards to corporations seeking phone cards for promotional use, internal use or sale to the corporations' customers.

        Global Link's retail phone centers are brightly lit environments located in urban shopping areas having a high volume of pedestrian traffic. Each retail phone center has a street level store front offering high and easy accessibility. These retail phone centers provide two primary functions: (i) to sell Global Link's phone cards and (ii) to enable the customers to place telephone calls and pay for those calls with the phone card. Other services, including money transfers, mailbox rentals, photocopying, may also be provided at some of Global Link's retail phone centers. Such other services, however, do not and are not expected to constitute a material part of the retail phone centers' business. Global Link currently operates 12 retail phone centers in Brooklyn and Queens, New York and South Miami Beach, Florida.

        The following pro forma combined statement of operations (unaudited) combines on a purchase basis of accounting, the statements of operations of the Company and Global Link for the six months ended June 30, 1996. The pro forma statement of operations gives effect to the acquisition of Global Link as if it occurred at the beginning of the year.

        The pro forma combined statement of operations is not necessarily indicative of future operating results and should not be used as a forecast of future operations. This pro forma combined financial statement should be read in conjunction with the notes to the pro forma combined financial statements and the historical financial statements of both companies. The Global Link Teleco Corporation statement of operations includes the operating data for the period from January 1, 1996 to the date of the Merger.

                                                      Six Months Ended June 30, 1996 - Unaudited
                                     -----------------------------------------------------------------------
                                           Global            Global Link
                                     Telecommunication         Teleco            Pro Forma
                                       Solutions, Inc.      Corporation         Adjustments      Pro Forma
Net sales.............................  $ 4,596,356          $1,363,030            --            $5,959,386

Cost of sales.........................    3,387,048             925,405            --             4,312,453

  Gross profit........................    1,209,308             437,625            --             1,646,933
Operating expenses....................    4,155,411           1,090,957         134,090(a)        5,380,458

Operating loss........................   (2,946,103)           (653,332)       (134,090)         (3,733,525)

Other income (expense):

  Interest income.....................       41,154                 255            --                41,409
  Interest expense....................      (87,508)           (119,476)         84,597(b)         (122,387)
  Other...............................        5,600               2,800            --                 8,400

     Loss before income taxes.........   (2,986,857)           (769,753)        (49,493)         (3,806,103)

Provision for income taxes............         --                  --              --                  --

     Net loss for period..............   (2,986,857)           (769,753)        (49,493)         (3,806,103)

Net loss per share....................                                                                $(.75)

Weighted average common shares
   outstanding........................                                                            5,080,383(c)

--------------------------
(1)     Basis of Presentation

        The acquisition of Global Link is accounted for as a purchase and, in accordance with generally accepted accounting principles, the purchase price is allocated to the assets and liabilities of Global Link based on their fair values at the date of acquisition.

(2)     Pro Forma Adjustments and Assumptions

        The pro forma combined financial statements of the Company and Global Link give effect to the following pro forma adjustments and assumptions:

        (a) To record the amortization of goodwill on a straight-line basis over 15 years and to eliminate amortization of the predecessor's goodwill.

        (b) To eliminate interest expense on amounts due to Peoples Telephone Company, Inc. ("Peoples"), which were adjusted as a result of an agreement pursuant to which Peoples accepted $1,050,000 ($550,000 of which was paid on the merger date and $500,000 plus interest at the rate of 8% per annum) and 52,805 shares of the Company's Common Stock in full satisfaction of all amounts due Peoples other than $954,630 of accounts payable. As a result of the agreement with Peoples, Global Link reduced its liabilities and the goodwill associated with the purchase from Peoples by approximately $5,053,000. No gain or loss was recognized by Global Link with respect to this adjustment. The total cost of the acquisition, including estimated acquisition costs of $450,000 and the 52,805 shares, was approximately $11.5 million and resulted in goodwill of approximately $18.9 million.

        (c) Represents the weighted average common shares for the period assuming the 1,771,123 shares of the Company's Common Stock issued in connection with the merger were issued on January 1, 1996.

        Private Placement

        In May 1996, the Company consummated a private placement ("May 1996 Private Placement") from which the Company derived gross proceeds of $3,000,000 through the sale of 30 units ("Units"), each consisting of 20,000 shares of Common Stock and 40,000 common stock purchase warrants ("Warrants"). The Warrants are identical to the publicly-traded Warrants of the Company listed on the Nasdaq SmallCap Market under the symbol "GTSTW" and on the Boston Stock Exchange under the symbol "GTLW." The Company has agreed, however, that, notwithstanding the terms of its publicly-traded Warrants, each of the Warrants sold in the May 1996 Private Placement is not redeemable by the Company until it is (i) registered for public sale under the Securities Act and (ii) transferred by the original purchasers thereof. The per Unit offering price was $100,000, which price was determined by arms' length negotiations between the Company and Whale based on an assessment of the prospects for the industry in which the Company competes, the Company's management and capital structure, and the prevailing market prices of the publicly-traded Common Stock and Warrants with a discount taken due to the private nature of the transaction. It is anticipated that the proceeds of the May 1996 Private Placement will be used for working capital and general corporate purposes.

        Whale served as the placement agent in connection with the May 1996 Private Placement and received a commission equal to 10% of the gross proceeds from the sale of ^ 27 1/2 of the 30 Units sold (no commission was paid with respect to 2-1/2 Units sold to certain purchasers ^ introduced to the Company by entities other than Whale) and a $15,000 nonaccountable expense allowance. Whale also received warrants ("Placement Agent Warrants") to purchase three Units^, which Units are identical to the Units sold in the May 1996 Private Placement, at an exercise price of $100,000 per Unit, exercisable until May 10, 2001.

        The Company has agreed to prepare and file with the Securities and Exchange Commission, no later than June 30, 1996, and to use its best efforts to cause to become effective, by September 30, 1996, a registration statement covering the shares of Common Stock and Warrants and the shares of Common Stock underlying such Warrants sold in the May 1996 Private Placement (collectively, the "Registrable Securities"). Such registration statement was filed by the Company on June 26, 1996 and declared effective on September __, 1996. Once such registration statement is effective, the Company also has agreed to use its best efforts to maintain the effectiveness of the registration statement until the earlier of (i) the date that all of the Registrable Securities have been publicly sold, or (ii) the date that the holders thereof may freely trade the Registrable Securities without registration under the Securities Act, under Rule 144(k) or otherwise. The Company shall bear all fees and expenses incurred in the preparation and filing of the registration statement.

Market Overview

        The markets for prepaid phone cards have grown in recent years. Advances in long distance telephone services, coupled with the convenience and features of prepaid phone cards, have resulted in demand for and increasing use of phone cards for various business and personal reasons. The number of prepaid phone cards sold as collectors' items in worldwide markets has also increased and prepaid phone cards have become popular with large corporations for internal use and in connection with marketing, advertising and promotional activities. Although the markets for prepaid phone cards in Europe and Japan have matured, markets in the United States are emerging and are largely undeveloped. According to industry sources, domestic prepaid phone card sales were approximately $75 million in 1993 and grew to approximately $500 million in 1995.

        Two types of prepaid phone card technologies are currently used in the United States. Most domestic prepaid phone cards, including the Company's cards, utilize a remote memory technology, which permits users to place domestic and international calls from any touch-tone phone by calling a toll-free 800 number and entering a PIN number printed on the back of the card. ^ In contrast, "smart" card technology utilizes computer chips, magnetic strips or optical readers incorporated into the cards which must be swiped or inserted through a specially-designed device incorporated into the telephone. Smart card technology requires the replacement of standard telephones with telephones that have mechanisms capable of reading such cards. Smart card technology is currently in widespread commercial use in Europe and Japan and has been introduced in the United States on a limited basis by companies such as NYNEX Corporation ("NYNEX"), a leading regional telephone company. In order for smart card technology to become a viable option for a calling card company in any particular area, all or substantially all of the public pay telephones in that area must have the technology to accept and read the smart cards. Accordingly, NYNEX might be able to utilize smart card technology as a viable economic alternative to remote memory technology in areas, such as New York City, in which NYNEX owns and operates a significant number of its own public pay telephones (and thus, controls the technology), but currently the Company could not. However, smart card technology may be a viable alternative in a "closed" environment in which the Company would have access to each of the consumers which would utilize the public telephone system in such environment and in which there was only one public pay telephone provider. Examples of closed environments include colleges, universities and entertainment facilities. Notwithstanding the foregoing, the Company may choose not to implement smart card technology at all if the Company determines that its prepaid calling cards are not being primarily utilized from public pay telephones. Moreover, in the event the Company chooses to implement smart card technology, it may not replace its remote memory technology entirely because many of the Company's customers utilize its prepaid phone cards from telephones other than public pay telephones. Unlike smart cards, the Company's prepaid phone cards may be utilized from any touch-tone telephone.

Strategy

        The Company is pursuing a growth strategy to capitalize on its early entrance into the emerging and expanding markets for prepaid phone cards in the United States and Canada, and on the marketability of the licensed concepts featured on many of the Company's cards. Significant components of the Company's strategy include: (i) increasing demand for phone cards by expanding retail distribution to enhance market penetration and utilizing popular concepts, images and graphics licensed to the Company on its prepaid phone cards to heighten consumer interest; (ii) encouraging corporations to use the Company's phone cards for internal use and in connection with their marketing, advertising and promotional activities; (iii) expanding the Company's international network of distributors to market the Company's phone cards overseas; (iv) creating and marketing interactive applications which can be accessed by using the Company's phone cards; (v) pursuing the acquisition of companies that fit within the Company's business strategy and which can, through economies of scale, improve the Company's operating margins (although, as of the date of this Prospectus, the Company has no agreements, understandings or commitments with respect thereto); and (vi) maintaining the Company's retail phone center operations. The Company also intends to continue development of multi-functional debit card applications for entities such as colleges, sporting arenas and theme parks which can be used by consumers to make small item purchases offered at and sold by such entities, as well as for placing long distance telephone calls. The Company seeks to develop the components of its strategy both internally and, where appropriate, through joint venture arrangements. There can be no assurance that the Company's strategy will be successful.

Corporate Background

        GTS and Global Link were incorporated under the laws of the State of Delaware in December 1992 and March 1994, respectively. The Company's principal executive offices are located at 40 Elmont Road, Elmont, New York 11003 and its

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telephone  number is (516)  326-1940.  Global Link's offices are located at 5697
Rising Sun Avenue, Philadelphia,  Pennsylvania 19120 and its telephone number is
(215) 342-7700.

                                  The Offering

Securities offered by the Company..... 3,091,678 shares of Common Stock(1)

Securities offered by
  Selling Securityholders............. 383,000 Warrants
                                       150,000 shares of Common Stock

Risk Factors.......................... The securities offered hereby are speculative and involve a high degree of risk, including, among others, the Company's limited operating history and revenues; significant and continuing losses; accumulated and working capital deficits; the recent acquisition of Global Link; significant outstanding indebtedness and security interests;
                                       the relative infancy of the prepaid
                                       industry and the uncertainty of market
                                       acceptance of phone cards; and the risks associated with marketing strategy and rapid expansion. See "Risk Factors."

Nasdaq SmallCap Market Symbols........ Common Stock:  GTST
                                       Warrants:      GTSTW

Boston Stock Exchange Symbols......... Common Stock:  GTL
                                       Warrants:      GTLW

Use of Proceeds....................... The Company will derive net proceeds of approximately $11,700,000 upon exercise
                                       of all of the Warrants, including
                                       Herrick's Warrants and the Underwriter's
                                       Warrants, and $1,231,650 upon exercise of the Underwriter's Option. The Company intends to use any such proceeds for working capital and general corporate purposes. The Company will not derive any proceeds from the sale by the Selling Securityholders of any of the Selling Securityholders' Securities. See "Use of Proceeds."

(1) Represents shares issuable upon exercise of the outstanding Warrants, including Herrick's Warrants, and the shares issuable upon exercise of the Underwriter's Warrants. See "Selling Securityholders."

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

                             Outstanding Securities


        Common Stock. As of September ^ 26, 1996, there were 5,512,801 shares of Common Stock outstanding. Upon the completion of this offering, assuming the exercise of the Underwriter's Option and all of the Warrants, but without giving effect to the exercise of other outstanding warrants and options, there will be 9,954,479 shares of Common Stock outstanding.

        Warrants. As of September ^ 26, 1996, there were outstanding 4,141,678 Warrants, each of which entitles the holder thereof to purchase one share of Common Stock for $4.00 through December 14, 1999. Additionally, the Company may issue up to 150,000 Warrants upon exercise of the Underwriter's Option. The ^ Warrants may be redeemed by the Company, with the consent of the Underwriter, upon notice of not less than 30 days, at a price of $.10 per Warrant ^, provided that the closing bid quotation of the Common Stock ^ on all 20 trading days ending on the third day prior to the day on which the Company gives notice, has been at least 187.5% of the then effective exercise price of the Warrants (currently $7.50, subject to adjustment).

                                  RISK FACTORS

        The securities offered hereby are speculative and involve a high degree of risk. Each prospective investor should carefully consider the following risk factors before making an investment decision.

        Limited Operating History and Revenues; Significant and Continuing Losses; Accumulated and Working Capital Deficits. The Company was organized in December 1992 and Global Link was incorporated in March 1994. Accordingly, the Company has a limited operating history upon which an evaluation of its future performance and prospects can be made. The Company's prospects must be considered in light of the risks, expenses, delays, problems and difficulties frequently encountered in the establishment of a new business in an emerging and evolving industry characterized by intense competition, which are described further below. Since inception, the Company has generated limited revenues and has incurred significant losses, including losses of $1,946,526 and $2,970,121, respectively, for the years ended December 31, 1994 and 1995 and Global Link has generated only limited revenues and has incurred significant losses since its inception, including losses of $548,340 and $4,563,401 for the years ended December 31, 1994 and 1995. Assuming the Company's acquisition of Global Link occurred on January 1, 1995, on an unaudited combined pro forma basis, giving effect to the financial results of Global Link, the Company would have incurred a net loss of $7,765,915 for the year ended December 31, 1995. For the six months ended June 30, 1996, assuming that the acquisition occurred on January 1, 1996, on an unaudited combined pro forma basis, the Company would have incurred a net loss of $3,806,103. Inasmuch as the Company will continue to have a high level of operating expenses and will be required to make significant up-front expenditures in connection with its continuing expansion (including salaries of executive, creative, sales, marketing and other personnel), the Company anticipates that losses will continue until such time, if ever, as the Company is able to generate sufficient revenues to finance its operations and the costs of continuing expansion. There can be no assurance that the Company will be able to generate significant revenues or achieve profitable operations. Moreover, as of June 30, 1996, the Company had an accumulated deficit of $8,473,139 and a working capital deficit of $5,020,645.

        Recent Acquisition of Global Link. The Company only recently acquired Global Link and has not fully integrated Global Link's operations into the Company's operations. Although the Company anticipates that its acquisition of Global Link will improve economies of scale, the Company will be required to expend a significant amount of time and resources to integrate such operations. In addition, as a result of the Merger, the Company significantly increased the size and scope of its operations. Management has no experience in managing an entity with operations as diverse and expansive as the Company's. There can be no assurance that the Company will be able to successfully integrate Global Link's operations into the Company's operations or for the Company to achieve increased economies of scale.

        Significant Outstanding Indebtedness; Security Interests. In connection with the acquisition of Global Link, the Company assumed approximately $10,719,000 of indebtedness of Global Link, including $2,800,000 aggregate principal amount of certain outstanding convertible debentures of Global Link ("Convertible Debentures"), payments due from Global Link to Peoples Telephone Company, Inc. ("Peoples") of $1,050,000, approximately $955,000 of other indebtedness owed to Peoples, Global Link's accounts payable and accrued expenses which aggregated approximately $3,916,000 and Global Link's deferred revenue of approximately $1,998,000. At June 30, 1996, total indebtedness of the Company and Global Link aggregated approximately $15,286,000, of which $5,441,000 represented deferred revenue. Events of default under the Convertible Debentures include, among others, failure to pay certain other indebtedness of the Company or Global Link in an aggregate principal amount of $250,000 or more and failure by the Company or Global Link to observe or perform any covenant under the agreements relating to the Convertible Debentures. The Convertible Debentures are secured by a lien on substantially all of the assets of Global Link. In the event of a violation or other default by Global Link of its obligations under the Convertible Debentures or the securities purchase agreement relating to such Convertible Debentures, the holders of the Convertible Debentures could declare the Convertible Debentures to be due and payable and, in certain cases, foreclose on Global Link's assets. Moreover, to the extent that Global Link's assets continue to secure the Convertible Debentures, such assets will not be available to secure additional indebtedness, which may adversely affect the Company's ability to borrow in the future.

        New Industry; Uncertainty of Market Acceptance. The prepaid phone card industry is an emerging business characterized by an increasing and substantial number of new market entrants who have introduced or are developing an array of new products and services. Each of these entrants is seeking to position its products and services as the preferred method for accessing long distance telephone services, including providing enhanced service features and ancillary advertising and promotional benefits. As is typically the case in an emerging industry, demand and market acceptance for newly introduced products and services are subject to a high level of uncertainty. The Company has limited marketing experience and limited financial, personnel and other resources to undertake extensive marketing activities. The Company's success depends in large part on its ability to attract large corporations to advertise and promote their products and services using the Company's prepaid phone cards, and also will be dependent on the level of acceptance and usage by consumers. Because demand by large corporations, advertisers and marketers, retailers and consumers may be interrelated, any lack or lessening of demand by any one of these could adversely affect market acceptance for the Company's products and services. In light of the relatively small, undeveloped and emerging markets for prepaid phone cards, there can be no assurance that substantial markets will develop for prepaid phone cards or that the Company will be able to meet its current marketing objectives, succeed in positioning its cards and services as a preferred method for accessing long distance telephone service or achieve significant market acceptance for its products.

        Risks Associated with Marketing Strategy and Rapid Expansion . Although the Company is pursuing a strategy of growth and seeks to expand its distribution capabilities to achieve greater penetration in new and emerging markets, the Company has achieved only limited growth to date. The success of the Company's expansion is dependent on, among other things, the Company's ability to establish additional distribution arrangements targeting several market segments, including retail, promotional and corporate markets; hire and retain skilled management, financial, marketing, creative and other personnel; and successfully manage growth (including monitoring operations, controlling costs and maintaining effective quality, inventory and service controls). The Company is substantially dependent on the efforts of its distributors' marketing efforts and the popularity and sales of their products. Although the Company believes its marketing and distribution relationships are satisfactory, these arrangements are generally not embodied in written agreements having specific terms and can be terminated at any time. The Company also may seek to expand its operations through the possible acquisition of companies in businesses which the Company believes are compatible with its business. There can be no assurance that the Company will be able to successfully implement its business strategy or otherwise expand its operations, or that the Company will ultimately effect any acquisition or successfully integrate into its operations any business which it may acquire.

        Possible Need for Additional Financing. The Company has been and will be dependent on the proceeds of its IPO and the May 1996 Private Placement to implement its plan of expansion and to finance its working capital requirements. The Company anticipates, based on currently proposed plans and assumptions relating to its operations (including the costs associated with its proposed expansion), that the proceeds of the May 1996 Private Placement, together with projected cash flow from operations, will be sufficient to satisfy its anticipated cash requirements during 1996. In the event that the Company's plans change or its assumptions change or prove to be inaccurate or if cash flow proves to be insufficient to fund the Company's operations after 1996 (due to unanticipated expenses, delays, problems, difficulties or otherwise), the Company would be required to seek additional financing or curtail its expansion activities. The Company may determine, depending upon the opportunities available to it, to seek additional debt or equity financing to fund the cost of continuing expansion. To the extent that the Company finances an acquisition with a combination of cash and equity securities, any such issuance of equity securities would result in dilution to the interests of the Company's securityholders. Additionally, to the extent that the Company incurs indebtedness or issues debt securities in connection with any acquisition, the Company will be subject to risks associated with incurring substantial indebtedness, including the risks that interest rates may fluctuate and cash flow may be insufficient to pay principal and interest on any such indebtedness. The Company has no current arrangements with respect to, or sources of, additional financing, and it is not anticipated that existing securityholders will provide any portion of the Company's future financing requirements. There can be no assurance that the Company will achieve cash flow from operations sufficient to satisfy its working capital requirements, or at all, or that additional financing will be available to the Company on commercially reasonable terms, or at all.

        Dependence on Third-Party License Arrangements; Certain License Limitations; Non-Recurring Revenues. To date, a substantial portion of the Company's revenues have been derived from sales of prepaid phone cards featuring the graphics of a limited number of licensors pursuant to short-term, non-exclusive license agreements, a decline in the sale of which would have a material adverse effect on the Company. Sales of phone cards featuring licensed graphics accounted for approximately 46.7% and 37.3%, respectively, of the Company's revenues for the years ended December 31, 1994 and 1995. Sales of cards featuring graphics licensed from Marvel Entertainment Group, Inc. accounted for approximately 19% of the Company's revenues for the year ended December 31, 1995. These license agreements generally require the Company to make advance payments and pay guaranteed minimum royalties. Failure by the Company to satisfy its obligations under license agreements may result in modification of the terms, or termination, of the relevant agreement, which could have a material adverse effect on the Company. The Company's success may depend upon its licensors' ability to maintain the marketability and consumer recognition of names, images, likenesses, characters, logos and emblems, and on the Company's ability to identify and obtain additional licenses for currently popular graphics upon termination of existing licenses or in the absence of continuing sales under existing licenses. There can be no assurance that the Company will have the ability to satisfy all of its obligations under the license agreements, that any such license agreements will be renewed or result in profitable operations or that the Company will be able to obtain additional license agreements on favorable terms. In addition, for the years ended December 31, 1994 and 1995, approximately 10.2% and 25.2%, respectively, of the Company's revenues were derived from sales of promotional cards to a limited number of customers, all of which sales are non-recurring in nature. There can be no assurance that the Company will not remain largely dependent on non-recurring sales of promotional cards to a limited customer base for a significant portion of its revenues.

        Intense Competition. The Company faces intense competition in the marketing and sale of its products and services. The Company's prepaid phone cards and long distance services compete for consumer recognition with other prepaid phone cards, credit calling cards and long distance telephone services which have achieved significant international, national and regional consumer loyalty. Many of these products and services are marketed by companies which are well-established, have reputations for success in the development and sale of products and services and have significantly greater financial, marketing, distribution, personnel and other resources than the Company, thereby permitting such companies to implement extensive advertising and promotional campaigns, both generally and in response to efforts by additional competitors to enter into new markets and introduce new products and services. Certain of these competitors, including American Telephone & Telegraph Company ("AT&T"), MCI Telecommunications Corporation ("MCI") and Sprint Corporation ("Sprint"), dominate the telecommunications industry and have the financial resources to enable them to withstand substantial price competition, which is expected to increase significantly. These and other large telephone companies, as well as retailers, have also entered or have announced their intention to enter into the prepaid phone card segment of the industry. In addition, because the prepaid phone card segment of the industry has no substantial barriers to entry, competition from smaller competitors in the Company's target markets is also expected to continue to increase significantly. Since most of the Company's licenses are non-exclusive and certain of its licenses are limited in scope, the Company's licensors may also license the same or other graphics to the Company's competitors, which could adversely affect the marketability of the Company's licensed graphic cards. Moreover, to the extent that the Company's cards are marketed as promotional or collectors' items, such cards will also compete with other products produced as promotional giveaways and sold as collectibles. There can be no assurance that the Company will be able to compete successfully in its markets.

        Consumer Preferences and Industry Trends; Possible Technological and Product Obsolescence. The telecommunications industry is characterized by frequent introduction of new products and services, and is subject to changing consumer preferences and industry trends, which may adversely affect the Company's ability to plan for future design, development and marketing of its products and services. Additionally, the Company's current licensing arrangements consist principally of comic book characters and sports-related images, which are subject to relatively frequent and rapid changes in consumer tastes and preferences. The markets for the telecommunications products and services are also characterized by rapidly changing technology and evolving industry standards, often resulting in product obsolescence or short product life cycles. The proliferation of new telecommunications technologies, including personal communication services, cellular telephone products and services and prepaid phone cards employing alternative technologies, may reduce demand for prepaid phone cards generally as well as for phone cards employing the Company's remote memory technology. NYNEX has installed telephone equipment in New York City employing "smart" card technology. Unlike the Company, NYNEX is able to utilize smart card technology in areas, such as New York City, in which NYNEX owns and operates a significant number of its own public pay telephones (and thus, controls the technology). Such technology could be perceived as a more convenient method of accessing long distance service than remote memory technology. The proliferation and widespread commercial use of telephone equipment employing such technology could materially adversely affect demand for the Company's prepaid phone cards. The Company's success will depend on the Company's ability to anticipate and respond to these and other factors affecting the industry, including new products and services which may be introduced. There can be no assurance that the Company will be able to anticipate and respond to changing consumer preferences and industry trends or that competitors will not develop and commercialize new technologies or products that render the Company's products and services obsolete or less marketable.

        Dependence on Third-Party Long Distance Carriers; Possible Service Interruptions and Equipment Failures; Unauthorized Access to Services. The Company is currently dependent on a limited number of domestic and international long distance carriers to provide access to long distance telephone service on a cost-effective basis. The Company has entered into interconnect agreements or arrangements with long distance carriers, pursuant to which the Company leases phone lines and transmission facilities necessary to transmit consumer calls. Although the Company believes that it currently has sufficient access to transmission facilities and long distance networks on favorable terms and believes that its relationships with its carriers are satisfactory, any increase in the rates charged by carriers would materially adversely affect the Company's operating margins. Failure to obtain continuing access to such facilities and networks would also have a material adverse effect on the Company, including possibly requiring the Company to significantly curtail or cease its operations. In addition, the Company's operations require that its switching facilities and its carriers' long distance networks operate on a continuous basis. It is not atypical for telephone carriers and switching facilities to experience service interruptions and equipment failures which could last for a significant period of time. It is possible that the Company's switching facilities and its carriers' long distance networks may from time to time experience service interruptions or equipment failures. Service interruptions and equipment failures resulting in material delays would adversely affect consumer confidence as well as the Company's business operations and reputation. The Company and Global Link have in the past experienced unauthorized access to their switching services by unauthorized disclosure of a pin number and unauthorized activation of prepaid phone cards, respectively, which have resulted in the Company and Global Link being unable to recover the long distance service and switching charges associated with such calls. Continued unauthorized access to the Company's services could have a material adverse effect on the Company's operations.

        Regulatory Factors. Long distance telecommunications services are subject to regulation by the Federal Communications Commission (the "FCC") and by state regulatory authorities. Among other things, these regulatory authorities impose regulations governing the rates, terms and conditions for interstate and intrastate telecommunications services. Changes in existing laws and regulations, particularly the Telecommunications Act of 1996 (the "Telecommunications Act"), which allows for all providers of telecommunications services to participate in all aspects of the telecommunications market, may have a significant impact on the Company's activities and on the Company's operating results. The Company believes that it is in substantial compliance


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
with all material laws, rules and regulations governing its operations and has obtained, or is in the process of obtaining, all licenses, tariffs and approvals necessary for the conduct of its business. There can be no assurance, however, that the Company will be able to obtain required licenses or approvals in the future or that the FCC or state regulatory authorities will not require the Company to comply with more stringent regulatory requirements. Conformance of the Company's operations with of new statutes and regulations and expansion of the Company's operations into new geographic markets could require the Company to alter methods of operation, at costs which could be substantial, or otherwise limit the types of services offered by the Company. There can be no assurance that the Company will be able to comply with additional applicable laws, regulations and licensing requirements. The Company is also subject to Federal Trade Commission regulation and other federal and state laws relating to the promotion, advertising, labeling and packaging of its products.

        On June 6, 1996, the FCC issued a Notice of Proposed Rulemaking ("NPRM"), pursuant to which it proposed to adopt new rules governing the pay telephone industry, as directed by the Telecommunications Act. This proposed rulemaking requires the FCC to establish a means by which all pay telephone service providers are to be compensated for interstate and intrastate calls originated from their pay telephones, including calls which utilize "800" toll free access. If adopted, such rules may require phone card companies utilizing 800 toll free telephone numbers to access their networks to pay a "set use fee" for each call originating from a pay telephone. The Company's prepaid phone cards utilize an 800 number to access the Company's switched network. The promulgation of the rules proposed by the NPRM has not been effectuated and such proposal has been, and is expected to continue to be, the subject of numerous comments by members of the telecommunications industry and others. Consequently, there can be no assurance that the NPRM will result in the adoption of rules consistent with the form initially proposed in the NPRM, or that such rules will be adopted at all. Until such rules are actually adopted, the rules currently in existence remain in effect, which rules do not require the Company to pay set use fees. If new rules are adopted which require the Company to pay such fees, it could have a material adverse effect on the Company.

        Possible Inability to Recognize Deferred Revenue; Possibility of Phone Cards Expiring Unsold. The sale of long distance telephone service through prepaid phone cards may be subject to "escheat" laws in various states. These laws generally provide that payments or deposits received in advance or in anticipation of the provision of utility (including telephone) services that remain unclaimed for a specific period of time after the termination of such services are deemed "abandoned property" and must be submitted to the state. Although the Company is not aware of any case in which such laws have been applied to the sale of prepaid phone cards, and does not believe that such laws are applicable, in the event that such laws are deemed applicable, the Company may be unable to recognize a portion of its deferred revenue remaining upon the expiration of phone cards with unused calling time. In such event, the Company may be required to deliver such amounts to certain states in accordance with these laws, which could have a material adverse effect on the Company. In addition, substantially all of the Company's prepaid phone cards have an expiration date (generally 12 to 18 months after issuance or 12 months after last use). To the extent that the Company is unable to sell any phone cards prior to their expiration date, the Company will no longer be able to sell such phone cards and will be required to write off the printing and production costs associated with such cards.

        Locations of Retail Phone Centers. The Company currently operates twelve retail phone centers located in the New York City metropolitan area and in South Miami Beach, Florida. The Company has no experience in opening or operating phone centers in other areas. The Company's retail phone centers are located primarily in low-income, urban areas, some of which may have high crime rates. Although the Company believes that it has taken sufficient steps to provide adequate security at its retail phone center locations, including the installation of bullet-proof barriers at customer service counters, armored car collection of cash receipts, on-site lock boxes and brightly lit, street visible store layouts, there can be no assurance that incidents of crime will not interfere with the Company's operations at such locations.

        Taxes. The sale of long distance services through the use of prepaid phone cards has been deemed a taxable event by the Internal Revenue Service (the "IRS") and most state taxing authorities. The IRS recently established a task force to determine the application of the 3% federal telecommunications excise tax (the "Telecommunications Excise Tax") to the sale and provision of long distance services through prepaid phone cards. The IRS' policy, if different than the Company's policy, could materially affect the Company's operations.
Additionally, the Company believes that the sale of long distance services through prepaid phone cards is also subject to state sales and use taxes. However, most state taxing authorities have not established clear policies on the application of the sales and use taxes to the provision of long distance services through prepaid phone cards. While the Company reasonably believes it is accurately accruing for the expense of state sales and use taxes on its financial statements, there can be no assurance that a state taxing authority will concur with the Company's method of determining the sales and use taxes payable.

        Dependence on Key Personnel. The success of the Company is largely dependent on the personal efforts of Shelly Finkel, its Chairman of the Board, Gary Wasserson, its Chief Executive Officer and other key personnel. Although the Company has entered into employment agreements with Messrs. Finkel and Wasserson, the loss of their services would have a material adverse effect on the Company's business and prospects. The Company's employment agreement with Mr. Finkel requires him to devote only 50% of his business time to the Company's affairs. Both Messrs. Finkel and Wasserson's employment agreements contain a provision prohibiting them from competing with the Company during the term of employment and for a period of two years thereafter. In addition, in order to successfully implement and manage its proposed expansion, the Company will be dependent upon, among other things, the successful recruiting of qualified management, marketing, sales and creative personnel with experience in business activities conducted by the Company. Competition for the type of qualified individuals sought by the Company is intense and there can be no assurance that the Company will be able to retain existing employees or that it will be able to find, attract and retain additional qualified personnel on acceptable terms.

        Continuing Control by Management. Two groups of securityholders of the Company have entered into a voting agreement pursuant to which each group has agreed to vote for the other group's designees as directors of the Company. Such securityholders, in the aggregate, own approximately 47.6% of the Company's outstanding shares of Common Stock, without giving effect to the exercise of any outstanding ^ warrants, options or convertible securities. Accordingly, such securityholders, acting together, are in a position to effectively control the Company, including the election of all or a majority of the directors of the Company.

        No Dividends. The Company has never paid cash dividends on its Common Stock and does not expect to pay cash dividends in the foreseeable future. The Company intends to retain future earnings, if any, to finance the development and expansion of its business. Certain covenants contained in documents relating to Global Link's indebtedness currently prohibit the Company from declaring or paying cash dividends.

        Tax Loss Carryforwards. At December 31, 1995, the Company and Global Link had net operating loss carryforwards ("NOLs") aggregating approximately $5,167,000 and $4,985,000, respectively, to offset future taxable income. Under
Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), utilization of prior NOLs is limited after an ownership change, as defined in such Section 382, to an amount equal to the value of the loss corporation's outstanding stock immediately before the date of the ownership change, multiplied by the federal long-term tax-exempt rate in effect during the month that the ownership change occurred. As a result of the Merger, the Company and Global Link are subject to limitations on the use of their NOLs as provided under Section 382. Accordingly, there can be no assurance that a significant amount of Global Link's existing NOLs will be available to the Company. In the event that the Company achieves profitability, as to which there can be no assurance, such limitation will have the effect of increasing the Company's tax liability and reducing the net income and available cash resources of the Company in the future.

        Litigation. The Company is involved from time to time in litigation incidental to its business. Such litigation can be expensive and time consuming to prosecute or defend and could have the effect of causing the Company's customers to delay or cancel purchase orders until such lawsuits are resolved.

Although the Company believes that none of its pending litigation matters, individually or in the aggregate, will have a material adverse effect on the Company's operating results or financial condition, there can be no assurance of this.

        Possible Delisting of Securities from Nasdaq System; Risks Associated with Low-Priced Stocks. The Company's Common Stock and publicly-traded Warrants are currently listed on Nasdaq. However, in order to continue to be listed on Nasdaq, a company must maintain $2,000,000 in total assets, a $200,000 market value of the public float and $1,000,000 in total capital and surplus. In addition, continued inclusion requires two market makers and a minimum bid price of $1.00 per share; provided, however, that if a company falls below such minimum bid price, it will remain eligible for continued inclusion on Nasdaq if the market value of the public float is at least $1,000,000 and the company has $2,000,000 in capital and surplus. The failure to meet these maintenance criteria in the future may result in the delisting of the Company's securities from Nasdaq and trading, if any, in the company securities would thereafter be conducted in the non-Nasdaq over-the-counter market. As a result of such delisting, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Company's securities. In addition, if the Common Stock was to become delisted from trading on Nasdaq and the trading price of the Common Stock was to fall below $5.00 per share, trading in the Common Stock would also be subject to the requirements of certain rules promulgated under the Exchange Act, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The additional burdens imposed upon broker-dealers by such requirements may discourage them from effecting transactions in the Common Stock and Warrants, which could severely limit the liquidity of the Common Stock and Warrants and the ability of purchasers in this offering to sell the Common Stock and Warrants in the secondary market.

        Shares Eligible for Future Sale. Substantially all of the Company's outstanding shares of Common Stock and Warrants have been or will be registered for sale under the Securities Act or are eligible for sale under an exemption therefrom. The possibility that substantial amounts of Common Stock or Warrants may be sold in the public market may adversely affect prevailing market prices for the Common Stock or the Warrants and could impair the Company's ability to raise capital through the sale of its equity securities. The Company is obligated to file a registration prior to June 30, 1996 with respect to (i) the shares of Common Stock issued or issuable in connection with the acquisition of Global Link, including shares issuable upon conversion of the debentures of Global Link (906,682 shares) and the exercise of certain warrants owned by the holders of such debentures (56,000 shares) and the shares of additional Common Stock issued to Peoples Telephone Company, Inc. (52,805 shares), and (ii) the 600,000 shares of Common Stock and 1,200,000 Warrants issued in the May 1996 Private Placement (and the 1,200,000 shares of Common Stock issuable upon exercise of such Warrants. Such registration statement was filed by the Company on June 26, 1996 and declared effective on September __, 1996.


        Outstanding Warrants, Options and Convertible Debentures; Potential Adverse Effect on Market Price of Common Stock and Warrants. The Company has 4,141,678 Warrants outstanding, exercisable at a price of $4.00 per share. Additionally, as of the date of this Prospectus, the Company has reserved an aggregate of 2,518,108 shares of Common Stock for issuance upon exercise of other outstanding warrants, options and conversion of the Convertible Debentures. To the extent that outstanding options and warrants are exercised or Convertible Debentures are converted, dilution of the percentage ownership of the Company's securityholders will occur, and any sales in the public market of the Common Stock underlying such options, warrants and Convertible Debentures may adversely affect prevailing market prices for the Common Stock and the Warrants. Moreover, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected since the holders of outstanding options and warrants can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in the outstanding options and warrants.

        Possible Inability to Exercise Warrants. The Company intends to qualify the sale of the Common Stock issuable upon exercise of the Warrants in a limited number of states. Although certain exemptions in the securities laws of certain states might permit Warrants to be transferred to purchasers in states other than those in which the Warrants were initially qualified, the Company will be prevented from issuing Common Stock in such other states upon the exercise of the Warrants unless an exemption from qualification is available or unless the issuance of Common Stock upon exercise of the Warrants is qualified. The Company is under no obligation to seek, and may decide not to seek or may not be able to obtain, qualification of the issuance of such Common Stock in all of the states in which the ultimate purchasers of the Warrants reside. In such a case, the Warrants held will expire and have no value if such Warrants cannot be sold.

        Potential Adverse Effect of Redemption of Warrants. The Warrants may be redeemed by the Company, with the consent of Whale, upon notice of not less than 30 days, at a price of $.10 per Warrant, provided that the closing bid quotation of the Common Stock on all 20 trading days ending on the third day prior to the day on which the Company gives notice, has been at least 187.5% of the then effective exercise price of the Warrants (currently $7.50, subject to adjustment). Redemption of the Warrants could force the holders to exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for the holders to do so, to sell the Warrants at the then current market price when they might otherwise wish to hold the Warrants or to accept the redemption price, which is likely to be substantially less than the market value of the Warrants at the time of redemption.

        Authorization and Discretionary Issuance of Preferred Stock. The Company's Certificate of Incorporation authorizes the issuance of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to issue any shares of its preferred stock, there can be no assurance that the Company will not do so in the future.

                                 USE OF PROCEEDS

        If all of the Warrants, including Herrick's Warrants and the Underwriter's Warrants, are exercised, the Company will derive net proceeds of approximately $11,700,000, after payment of costs of this offering and the 5% warrant solicitation fee payable to the Underwriter (assuming that such fee is payable with respect to all of such Warrants). Additionally, the Company will receive $1,231,650 upon exercise, in full, of the Underwriter's Option. However, there can be no assurance as to when and if the Warrants will be exercised, and accordingly, there can be no assurance that the Company will receive any proceeds from the exercise of the Warrants. The Company intends to use any such proceeds for working capital and general corporate purposes. The Company will not derive any proceeds from the sale by the Selling Securityholders of any of the Selling Securityholders' Securities.

                             SELLING SECURITYHOLDERS

        The Company has agreed to register the resale of the Selling Securityholders' Securities and to pay all expenses in connection therewith. An aggregate of 383,000 Warrants and 150,000 shares of Common Stock may be offered and sold pursuant to this Prospectus by the Selling Securityholders. None of the Selling Securityholders has ever held any position or office with the Company or had any other material relationship with the Company, except as described below in the footnotes. The Company will not receive any of the proceeds from the sale of the Selling Securityholders' Securities by the Selling Securityholders. The following table sets forth certain information with respect to the Selling
Securityholders:

                                                   Beneficial                                                          Percentage
                          Beneficial               Ownership     Percentage     Beneficial    Common     Beneficial    Beneficial
                          Ownership     Warrants      of         Beneficial     Ownership      Stock      Ownership     Ownership
                         of Warrants     Being      Warrants      Ownership      of Common     Being      of Common    After Sale
Selling                   Prior to     Registered    After       After Sale    Stock Prior   Registered  Stock After    (Common
Securityholder             Sale(1)      For Sale    Sale(2)     (Warrants)(2)   to Sale(3)    For Sale      Sale         Stock)
--------------           -----------   ----------  ----------   -------------  -----------   ----------  -----------   ----------
Norton Herrick(4)....     243,000      233,000       10,000           *           343,000           0      110,000       3.5%

William G. Walters(5)      41,597       41,597         --            --            83,194      41,597            0       1.3%

Elliot J. Smith(5)...      29,298       29,298         --            --            58,596      29,298            0        *

 Estate of Howard D.
 Harlow(5)...........      10,713       10,713          --           --            21,426      10,713            0        *

James D. Whitten(5)..       1,035        1,035          --           --             2,070       1,035            0        *

Nicholas Anari(5)....       1,051        1,051          --           --             2,102       1,051            0        *
Cynthia
Buckwalter(5)........         480          480          --           --               960         480            0        *

Whale Securities
Co.,  L.P.(5)(6).....     345,826       65,826       214,174         --           411,652      65,826      280,000      4.8%

-----------------------
*       Less than 1%.

(1)     To the best of the Company's knowledge, except as otherwise set forth below, all of such securities are beneficially owned and sole investment and voting power is held by the persons indicated.  In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner of a security for purposes of the Rule if he or she has or shares voting power or investment power with respect to the security or has the right to acquire ownership within sixty days.  As used herein, "voting power" is the power to vote or direct the voting of securities voting rights and "investment power" is the power to dispose of or direct the disposition of securities.

(2)     Assumes all of the Warrants are sold by the Selling Securityholders.

(3)     Includes the shares of Common Stock underlying the Warrants.

(4)     Mr. Herrick participated in the Company's bridge financing conducted in July 1994.  See "Certain
        Transactions."

(5) Messrs. Walters, Smith, Harlow, Whitten and Anari and Ms. Buckwalter were (and in some cases are) officers and/or partners of Whale and, together with Whale, own the 150,000 Warrants being registered for resale by Whale and its designees.

(6)     Includes shares underlying 100,000 warrants issued to Whale in consideration of certain investment banking services rendered to the Company and 180,000 Warrants issued to Whale in connection with the
        May 1996 Private Placement.  All of the Warrants to purchase such shares are held in the name of Whale
        Securities Co., L.P. for the account of its equity owners and certain of its employees, pending transferability of such warrants pursuant to the rules of the National Association of Securities Dealers, Inc.
        Does not include options to purchase an aggregate of 100,000 shares of Common Stock issued to certain designees of Whale.  Does not include shares held in Whale's trading account.  See "Plan of Distribution"
        for a description of certain fees paid and securities issued to Whale by the Company.

                                       18

                              PLAN OF DISTRIBUTION

        The Selling Securityholders' Securities may be offered and sold from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The Selling Securityholders' Securities may be sold by one or more of the following methods, without limitation: (i) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (iii) ordinary brokerage transactions and transactions in which the broker solicits purchases; and (iv) transactions between sellers and purchasers without a broker/dealer. In effecting sales, brokers or dealers engaged by the Selling Securityholders may arrange for other brokers or dealers to participate. Such brokers or dealers (which may include Whale) may receive commissions or discounts from Selling Securityholders in amounts to be negotiated. Such brokers and dealers and any other participating brokers and dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales.

        All costs, expenses and fees in connection with the registration of the securities offered hereby will be borne by the Company. Brokerage commissions, if any, attributable to the sale of such securities will be borne by the Selling Securityholders.

        The Company has agreed, in connection with the exercise of the Warrants pursuant to solicitation, to pay to Whale for bona fide services provided a fee of 5% of the exercise price for each Warrant exercised, provided, however, that Whale will not be entitled to receive such compensation in Warrant exercise transactions in which (i) the market price of the Common Stock at the time of the exercise is lower than the exercise price of the Warrants; (ii) the Warrants are held in any discretionary account; (iii) disclosure of compensation arrangements is not made, in addition to the disclosure provided in this Prospectus, in documents provided to holders of Warrants at the time of exercise; (iv) the holder of the Warrants has not confirmed in writing that Whale solicited such exercise; or (v) the transaction was in violation of Rule 10b-6 promulgated under the Exchange Act. In addition to soliciting, either orally or in writing, the exercise of the Warrants, such services may also include disseminating information, either orally or in writing, to the holders of the Warrants about the Company or the market for the Company's securities, and assisting in the processing of the exercise of the Warrants.

        Whale served as the placement agent in connection with the May 1996 Private Placement, from which the Company derived gross proceeds of $3,000,000 through the sale of 30 Units, each consisting of 20,000 shares of Common Stock and 40,000 Warrants. Whale received a commission equal to 10% of the gross proceeds from the sale of ^ 27 1/2 of the 30 Units sold (no commission was paid with respect to 2-1/2 Units sold to certain purchasers introduced to the Company by entities other than Whale) and a $15,000 nonaccountable expense allowance. Whale also received Placement Agent Warrants to purchase three Units^, which Units are identical to the Units sold in the May 1996 Private Placement, at an exercise price of $100,000 per Unit, exercisable until May 10, 2001. The Company also agreed to indemnify Whale against certain liabilities in connection with the Offering under the Securities Act.

        Whale acted as the underwriter in connection with the Company's IPO, in which the Company raised approximately $7,650,000 of gross proceeds. In connection with the IPO, the Company paid to Whale 10% commissions and a 3% nonaccountable expense allowance, granted Whale the Underwriter's Option to purchase 150,000 shares of Common Stock and 150,000 Warrants, and granted Whale certain other rights.

        In April 1995, the Company issued to a designee of Whale five-year warrants to purchase 50,000 shares of Common Stock at $5.00 per share in consideration of Whale granting the Company the right of first refusal to pursue any prospective acquisition target in the phone card industry that Whale identifies prior to February 1998. In October 1995, in further consideration of such right of first refusal, the Company issued to another designee of Whale five-year warrants to purchase 50,000 shares of Common Stock at $5.00 per share. In January 1996, the Company entered into a one-year consulting agreement with Whale pursuant to which Whale and its designees will assist the Company in developing, studying and evaluating financing and merger and acquisition proposals. In consideration of such services, the Company issued to Whale and its designees five-year warrants to purchase 00,000 shares of Common Stock at $5.125 per share. The Company also paid a fee of $100,000 to Whale in consideration of Whale's assistance in connection with the Company's evaluation of the acquisition of Global Link and agreed to pay Whale additional compensation of $150,000 in the event an acquisition with a certain other entity is consummated. As of the date of this Prospectus, the Company has no agreements, understandings or commitments with respect to any prospective acquisitions.

                                  LEGAL MATTERS

        The legality of the securities being offered hereby has been passed upon by Graubard Mollen & Miller, New York, New York^.

                                     EXPERTS

        The consolidated financial statements of Global Telecommunication Solutions, Inc. and subsidiaries as of December 31, 1995 and 1994, and for the years then ended have been incorporated by reference herein from the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995 in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, included therein, and upon the authority of such firm as experts in accounting and auditing.

        The financial statements of Global Link Teleco Corporation as of December 31, 1995 and for the year then ended have been incorporated by reference herein from the Company's Current Report on Form 8-K, filed March 15, 1996, and as thereafter amended on May 10, 1996 and September 6, 1996, in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, included therein and upon authority of such firm as experts in accounting and auditing.

        The financial statements of Global Link Teleco Corporation as of December 31, 1994 and for the period from inception (March 28, 1994) to December 31, 1994 have been incorporated by reference herein from the Company's Current Report on Form 8-K, filed March 15, 1996, and as thereafter amended on May 10, 1996 and September 6, 1996, in reliance upon the report of Price Waterhouse LLP, independent certified public accountants, included therein and upon authority of such firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  Other Expenses of Issuance and Distribution

        The following is an itemized statement of the estimated amounts of all expenses payable by the Registrant in connection with the registration of the Common Stock offered hereby, other than underwriting discounts and commissions:

Legal fees and expenses...........................................  25,000.00
Accounting fees and expenses......................................   6,000.00
Blue Sky Fees and Expenses........................................  10,000.00
Miscellaneous.....................................................   9,000.00
                                                                    ---------
        Total..................................................... $50,000.00
                                                                    =========

ITEM 15.  Indemnification of Directors and Officers

        The Company's Certificate of Incorporation provides that all directors, officers, employees and agents of the Registrant shall be entitled to be indemnified by the Company to the fullest extent permitted by law.

        Section  145  of  the  Delaware   General   Corporation  Law  concerning
indemnification of officers, directors, employees and agents is set forth below.

        "Section 145.  Indemnification   of  officers, directors, employees  and
agents; insurance.

        (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

        (c) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgement in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        (d) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

        (e) Any indemnification under sections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

        (f) Expenses incurred by an officer or director in defending a civil or criminal action, suite or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer, to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

        (g) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

        (h) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

        (i) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

        (j) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith an in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


ITEM 16.  Exhibits

        The following exhibits noted with an asterisk (*), are hereby incorporated by reference from the Company's Registration Statement on Form SB-2 (No. 33-85998) declared effective by the Securities and Exchange Commission on December 14, 1994 and amended on August 8, 1995, by double asterisk (**), are hereby incorporated by reference from the Company's Annual Report on Form 10-KSB for the year ended December 31, 1994, and triple asterisk (***), are hereby incorporated by reference from the Company's Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 15, 1996.

Exhibit
Number            Description
-------           -----------

1.1*              Underwriting   Agreement   between   the   Company  and  Whale
                  Securities Co., L.P., the underwriter of the Company's initial public offering in December 1994.

3.1*              Certificate of Incorporation

3.2*              Amendment to Certificate of Incorporation

3.3*              By-Laws

3.4***            Certificate of Merger of Merger Sub into Global Link

4.1*              Form of Common Stock Certificate

4.2*              Form of Warrant Certificate

4.3*              Warrant Agreement

4.4*              Underwriter's Warrant

4.5*              Stock Option Agreement between the Company and Shelly Finkel

4.6*              Stock Option Agreement between the Company and Paul
                  Silverstein

Exhibit
Number            Description
-------           -----------

4.7* Stock Option Agreement between the Company and James Koplik (originally exhibit no. 4.10 to the Company's Registration Statement on Form SB-2 (No. 33-85998))

4.8**             Stock Option Agreement between the Company and John McCabe

4.9               Placement Agent Warrant for May 1996 Private Placement
                  (previously filed)

10.1*             Sublease for 342 Madison Avenue, New York, New York

10.2*             Sublease for additional space at 342 Madison Avenue, New York,
                  New York

10.3*             Employment Agreement between the Company and Shelly Finkel

10.4*             Employment Agreement between the Company and Paul Silverstein

10.5*             Employment Agreement between the Company and Maria Bruzzese

10.6*             1994 Performance Equity Plan

10.7*             Service Agreement between the Company and MCI
                  Telecommunications Corporation (originally exhibit no. 10.17 to the Company's Registration Statement on Form SB-2
                  (No. 33-85998))

10.8* Service Agreement between the Company and Sprint Corporation (originally exhibit no. 10.18 to the Company's Registration Statement on Form SB-2 (No. 33-85998))

10.9* Service Agreement between Independent Properties Sales Corporation ("IPSC") and Metromedia Communications Corporation ("Metromedia," which was later acquired by WorldCom) (originally exhibit no. 10.19 to the Company's Registration Statement on Form SB-2 (No. 33-85998))

10.10* Consent between IPSC and Metromedia allowing the assignment to the Company of IPSC's right to receive services from Metromedia.

10.11**           Employment Agreement between the Company and John McCabe

10.12**           Consulting Agreement between the Company and Barry Rubenstein

10.13**           Consulting Agreement between the Company and Eli Oxenhorn

10.14***          Merger Agreement by and among the Company, Merger Sub and
                  Global Link

10.15***          Directors Voting Agreement

10.16*** Peoples Agreement, together with the Company's Guaranty of Peoples Second Payment

10.17*** Ancillary Agreement between Global Link and Peoples regarding payment of the Peoples Accounts Receivable, together with Holding Corp's Guaranty of such payment

Exhibit
Number            Description
-------           -----------

10.18***          Amended and Restated Securities Purchase Agreement

10.19***          The Company's Guaranty of Debentures

10.20***          Employment Agreement between the Company and Gary Wasserson

10.21***          Employment Agreement between the Company and David Tobin

10.22***          Stock Option Agreement between the Company and Gary Wasserson

10.23***          Stock Option Agreement between the Company and David Tobin

10.24* Sublease for space at 40 Elmont Road, Elmont, New York (originally exhibit no. 10.14 to Post-Effective Amendment No. 1 to the Company's Registration Statement on Form SB-2 (No. 33-85998))

10.25 Agency Agreement between the Company and Whale for May 1996 Private Placement (previously filed)

10.26 Form of Subscription Agreement for May 1996 Private Placement (previously filed)

10.27 Form of Registration Rights Agreement for May 1996 Private Placement (previously filed)

23.1              Consent of KPMG Peat Marwick LLP (New York, New York)
                  (filed herewith)

23.2 Consent of KPMG Peat Marwick LLP (Philadelphia, Pennsylvania) (filed herewith)

23.3              Consent of Price Waterhouse LLP (filed herewith)

ITEM 17.  Undertakings.

        (a)   The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

              Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on September ^ 26, 1996.

                                    GLOBAL TELECOMMUNICATION SOLUTIONS, INC.



                                    By: /s/ Shelly Finkel
                                        ------------------------------------
                                        Shelly Finkel, Chairman of the Board


        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                    Title                      Date
--------------------         ---------------------      ----------------------

/s/ Shelly Finkel            Chairman of the Board      September ^ 26, 1996
--------------------
Shelly Finkel

     *                       Chief Executive Officer    September ^ 26, 1996
--------------------         and Director
Gary Wasserson

     *                       Director                   September ^ 26, 1996
--------------------
Alan Kaufman

     *                       Director                   September ^ 26, 1996
--------------------
Jack Tobin

     *                       President and Director     September ^ 26, 1996
--------------------
John McCabe

     *                       Director                   September ^ 26, 1996
--------------------
Donald Ptalis

     *                       Chief Financial Officer    September ^ 26, 1996
--------------------         (and principal
Maria Bruzzese               accounting officer)



*By: /s/ Shelly Finkel                                  September ^ 26, 1996
     ----------------------------------
     Shelly Finkel, as Attorney-in-fact